EXHIBIT 99.1


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       BSI2000 Signs Agreement To Merge Into A Wholly-Owned Subsidiary of
                          Knowledge Foundations, Inc.

LAKEWOOD, CO. and WESTMINSTER, CA.-- May 2, 2002 - BSI2000, Inc. and Knowledge Foundations, Inc. (OTCBB: KNFD) announced today the signing of an agreement to effectuate a reverse triangular merger whereby BSI2000, Inc. will become a wholly-owned subsidiary of Knowledge Foundations, Inc. The Merger Agreement is subject to numerous terms and conditions including the approval of shareholders, the effectiveness of a Form S-4 Registration Statement registering shares of Knowledge Foundations, Inc. to be received by the shareholders of BSI2000, Inc., the receipt of not less than $200,000 by BSI2000, Inc. of working capital on or before July 1, 2002, and the ongoing accuracy and completeness of various representations and warranties being given by the parties, among other conditions. In addition, Knowledge Foundations, Inc. must seek shareholder approval for the distribution of its engineering software and related software to the original developers and founders of Knowledge Foundations, Inc. in exchange for the cancellation of approximately 35 million shares owned by certain shareholders. This reorganization and distribution of the intellectual property of Knowledge Foundations, Inc. is also a condition to the completion of the Merger and will be subject to the effectiveness of the Merger.

BSI2000, based in Lakewood, Colorado, is a leader in the Optical Card Access, Tracking and Transaction Control industry. BSI2000 was formed in 1993 to design and market highly efficient and fraud-proof optical card-based systems for; government and commercial identity and asset tracking, site access and security control, counter-terrorism programs, border crossing control and secure transaction processing and data management applications.

Jack Harper, CEO of BSI2000, Inc., stated, "Our anticipated emergence into the public marketplace is well-timed for the opportunities and challenges now facing the access, tracking and transaction control market. BSI200 has the systems and technologies required to drive higher levels of security in many vertical applications and we're confident in the ability to build shareholder value as we do so."

BSI2000 is marketing a proprietary family of integrated optical card devices designed to run control software efficiently and economically. BSI2000 has entered exclusive integration agreements with L. C. Sistemia of Rome for the Italian national ID card project and Drugtest, Inc. for the United States government-mandated drug and alcohol-testing program. Management anticipates initiating additional large secure card projects in the counter-terrorism, border control, and defense markets over the next year, but there is no assurance that any agreements will be obtained.

BSI2000's optical cards hold up to four-megabytes of updatable digital information in a credit-card size format - a secure, inexpensive, and compact package for storing data such name, address, social security and taxpayer information; digitized identity photographs, signatures, fingerprints and medical images; updatable account balances and transactions audit trails. BSI2000's systems are designed to be easily and cost-effectively integrated into existing security, tracking and transaction control systems for heightened security at minimal additional cost.

If completed, it is anticipated that the Merger will not occur before August 1, 2002. In the interim period, Knowledge Foundations, Inc. will continue its ongoing development of its intellectual property and seek to negotiate favorable licensing agreements for its technology. Knowledge Foundations' software products are best described as knowledge-based engineering and application development tools. Whereas current information processing applications are limited to informational data content with predictable outcomes, KFI's software will use coded human knowledge to assist a user in solving and managing


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unpredictable problems by answering complex questions such as how, why, and most important - what if?

Knowledge Foundations, Inc. holds the exclusive rights to knowledge-based computing software tools developed over the past 13 years by Chairman and Chief Scientist, Dr. Richard Ballard. Previous versions of the software have been used in a variety of government applications for the US Navy, US Air Force, US Army Strategic Defense Command, NASA's Johnson Space Center and others. Knowledge Foundations' software operates transparently within the MS-Windows environment and has the capacity to capture virtually any form of knowledge, and to code it for increased processing speed, storage capacity and intuitive access to knowledge.

More information on BSI2000 is available at www.bsi2000.com.
Contact:
BSI2000, Inc.
Jack Harper
303.231.9095
jharper@bsi2000.com

Knowledge Foundations, Inc.
investorrelations@knowledgefoundations.com

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